Exhibit 10.1

FOURTH AMENDMENT TO AMENDED AND RESTATED

LOAN AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT, dated as of November 3, 2022 (this “Fourth Amendment”) to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of June 5, 2018 (as amended, restated, amended and restated, refinanced, replaced, supplemented, modified or otherwise changed from time to time, the “Loan Agreement”), by and among Motorcar Parts of America, Inc., a corporation organized under the laws of the State of New York (“MPA”, and together with each Person organized under the laws of a State of the United States joined thereto as a borrower from time to time (other than Dixie US), collectively, the “US Borrowers”, and each, a “US Borrower”), D & V Electronics Ltd., a corporation amalgamated and existing under the laws of the Province of British Columbia (“D&V”), Dixie Electric Ltd., a corporation amalgamated under the laws of Ontario (“Dixie Canada”), Dixie Electric Inc., a Delaware corporation (“Dixie US” and together with D&V, Dixie Canada and each Person organized under the laws of Canada joined thereto as a borrower from time to time, collectively, the “Canadian Borrowers”, and each, a “Canadian Borrower”; the Canadian Borrowers and the US Borrowers are referred to therein each as a “Borrower” and collectively as “Borrowers”), each Person joined thereto as a guarantor from time to time, the financial institutions which are now or which thereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

WHEREAS, Borrowers, Agent and the Lenders wish to amend certain terms and provisions of the Loan Agreement as hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

2.           Agreement With Respect To Existing LIBOR Rate Loans. From and after the Fourth Amendment Effective Date (as defined herein), (a) no Advance shall be available, requested or made as a LIBOR Rate Loan (as defined in the Loan Agreement prior to giving effect to this Amendment, the “Existing Loan Agreement”), and (b) any request for an Advance as, conversion of an existing Advance to, or continuation of an existing LIBOR Rate Loan as, a LIBOR Rate Loan shall be ineffective; provided that notwithstanding the provisions of the Loan Agreement, the Existing Loan Agreement shall continue to apply to any LIBOR Rate Loan outstanding prior to the Fourth Amendment Effective Date (such LIBOR Rate Loans, the “Existing LIBOR Rate Loans”) solely with respect to “LIBOR Provisions” (as defined below) of the Existing Loan Agreement. Each Existing LIBOR Rate Loan shall be permitted to be maintained as a LIBOR Rate Loan through the last day of the Interest Period (as defined in the Existing Loan Agreement) applicable thereto on the Fourth Amendment Effective Date and upon the expiration such Interest Period (as defined in the Existing Loan Agreement), such Existing LIBOR Rate Loan shall be required to be converted to a Term SOFR Rate Loan or a Domestic Rate Loan in accordance with the Loan Agreement. For purposes of this Section 2, “LIBOR Provisions” means, the definitions of “Alternate Base Rate”, “Alternate Source”; “Business Day”, “Daily LIBOR Rate”, “Floor”, “Interest Period”, “LIBOR Alternate Source”, “LIBOR Rate”; “LIBOR Rate Loan”; “Published Rate”, “Reserve Percentage” and “USD LIBOR” contained in the Existing Loan Agreement, and Sections 2.2 (Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances), 3.7 (Increased Costs), 3.8 (Basis For Determining Interest Rate Inadequate or Unfair), 3.9 (Capital Adequacy), 3.10 (Taxes), 3.11 (Replacement of Lenders) and 5.1 (Authority) of the Existing Loan Agreement.

3.           Amendments.

(a)          Section 1.2 of the Loan Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order:

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustments, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Conforming Changes” shall mean, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Fourth Amendment” shall mean that certain Fourth Amendment to Amended and Restated Loan Agreement dated as of November 3, 2022, by and among Borrowers, Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” shall mean the date on which the conditions precedent to the effectiveness of the Fourth Amendment are fulfilled or waived.

“Fourth Amendment Fee Letter” shall mean the fee letter dated November 3, 2022 between Agent and Borrowing Agent.

“Overnight Bank Funding Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as the Bloomberg Index Services Limited) selected by the Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any Term SOFR Rate Loan for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage.  If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date.  If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.  The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Rate Loan” shall mean an Advance that bears interest based on Term SOFR Rate.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

(b)          Section 1.2 of the Loan Agreement is hereby further amended by amending and restating the following defined terms in their entirety:

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of Daily Simple SOFR in effect on such day plus one percent (1.0%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, that if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Anti-Terrorism Law” shall mean any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b, and any regulations or directives promulgated under these provisions.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or a component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8.2(d).

“Benchmark” shall mean, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark pursuant to Section 3.8.2.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment;

(2)
the sum of: (A) the alternate benchmark rate that has been selected by the Agent and the Borrowers, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention, for determining a benchmark rate as a replacement to the then-current benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents; provided further that any Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustments, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)
in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)
a public statement or publication of information by a Governmental Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Body having jurisdiction over the Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, so long as a Benchmark Transition Event has occurred, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.8.2 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.8.2.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) severance charges in an aggregate amount not to exceed (A) $1,000,000 for the fiscal year of Borrowers ending on March 31, 2021, (B) $500,000 for the fiscal year of Borrowers ending on March 31, 2022, (C) $700,000 for the fiscal year of Borrowers ending on March 31, 2023, and (D) $100,000 for any fiscal year of Borrowers thereafter, (vi) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (vii) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (viii) standard inventory revaluation write-downs and write-ups; provided, that, commencing with the fiscal quarter ending June 30, 2019, such amounts which may be added back pursuant to this clause (viii) with respect to Eligible Inventory which are not subject to a Repurchase Contract or which are at an MPA location shall be an aggregate amount not to exceed $1,000,000 for each fiscal quarter (any portion of such amount not fully used in any given fiscal quarter may be rolled over to a subsequent fiscal quarter during any four quarter period); provided, further, that, commencing with the fiscal quarter ending March 31, 2020, in no event shall the aggregate amount which may be added back pursuant this proviso to this clause (viii) exceed $4,000,000 for any trailing four quarter period, (ix) non-cash losses on Hedging Agreements, (x) any expenses incurred in connection with stock offerings, (xi) the amount of all costs, fees and expenses incurred in connection with the Transactions, (xii) costs and expenses incurred as a result of any step up accounting adjustments, (xiii) all transactional costs, expenses and charges payable in connection with, any acquisition (whether or not consummated) in an amount not to exceed $700,000 for any fiscal year of Borrowers, (xiv) total of Premium To Inventory Purchases and amortization of Core Premium Asset in an aggregate amount not to exceed (I) $30,000,000 during the period April 1, 2018 through June 30,2021, and (II) $30,000,000 during the term of this Agreement for all periods starting on or after July 1, 2021, (xv) non-capitalized transaction expenses related to the Mexico Business Expansion in an aggregate amount not to exceed $32,000,000 for any periods ending on or prior to September 30, 2021, (xvi) specified investments in Customers which are expensed during such period; provided, however, that commencing April 1, 2018 the aggregate amount of such expense which may be added back pursuant to this clause (xvi) shall not exceed $10,855,000 during the term of this Agreement, (xvii) [reserved] and (xviii) for the period commencing on April 1, 2020 and ending on March 31, 2022, costs and expenses incurred as a result of increased operating costs in connection with the COVID-19 pandemic; provided, that, the aggregate amount which may be added back pursuant to this subclause (xviii) for any given period shall not exceed the aggregate amount disclosed for such costs and expenses in the corresponding 10-Q or 10-K filing (as applicable) for MPA for any such period; provided further, that, notwithstanding the preceding proviso, the aggregate amount which may be added back pursuant to this subclause (xviii) shall not exceed $13,000,000, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period: (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Receivables in the Ordinary Course of Business ) for such period and (ii) non-cash gains on Hedging Agreements, plus (d) without duplication and to the extent not included in determining Consolidated Net Income of such Person for such period, Internal Revenue Service refunds not to exceed $5,103,000 in the aggregate with respect to any employee retention credits.

“Daily Simple SOFR” shall mean for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time.  If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor.  If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days.  If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowers, effective on the date of any such change.

“Embargoed Property” shall mean any property (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders or Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property or provide services in consideration of such property.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Other Documents” shall mean any Mortgage, any Note, the Perfection Certificate, the Fee Letter, the Amendment and Restatement Fee Letter, the Fourth Amendment Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Intellectual Property Security Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, the Intercompany Subordination Agreement, the Canadian Documents and any and all other agreements, instruments, estoppel, consents, acknowledgements, postponements, certificates, waivers and documents now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender including those that create or purport to create a Lien in favor of the Agent for the benefit of the Secured Parties, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Compliance Event” shall mean that (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation  of any Anti-Terrorism Law or Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused or may cause the Lenders or Agent to be in violation of any Anti-Terrorism Law, including a Covered Entity’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; (3) any Collateral becomes Embargoed Property; or (4) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations in Section 5.33 or any covenant in Section 6.22 or Section 7.21.

“Revolving Interest Rate” shall mean with respect to Revolving Advances (a) that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) that are Term SOFR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Term SOFR Rate plus the SOFR Adjustment.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” shall mean 10 basis points (0.10%).

“SOFR    Floor” shall mean the rate of interest per annum equal to zero basis points (0%).

“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Term Loan Rate” shall mean (a) with respect to the portion of the Term Loan that is comprised of Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to the portion of the Term Loan that is comprised of Term SOFR Rate Loans, the sum of the Applicable Margin plus the Term SOFR Rate plus the SOFR Adjustment.

(c)          Section 1.2 of the Loan Agreement is hereby further amended by (x) deleting the definitions of “Corresponding Tenor”, “Early Opt-In Election”, “LIBOR Alternate Source”, “LIBOR Rate”, “LIBOR Rate Loan”, “LIBOR Termination Date”, “Published Rate”, “Reference Time”, “SOFR Administrator”, “SOFR Administrator’s Website”, “Term SOFR”, “Term SOFR Notice”, “Term SOFR Termination Event”, and “USD LIBOR”, and (y) deleting all references (1) to “LIBOR Rate”, and inserting in their place and stead references to “Term SOFR Rate”, (2) to “LIBOR Rate Loans”, and inserting in their place and stead references to “Term SOFR Rate Loans”.

(d)          Article I of the Loan Agreement is hereby amended by amending Section 1.7 in its entirety as follows:

“Section 1.7 Term SOFR Notification.  Section 3.8.2 of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefore.”

(e)          Article I of the Loan Agreement is hereby amended by adding a new Section 1.8 titled “Conforming Changes Related to Term SOFR Rate” which provides in its entirety as follows:

“Section 1.8 Conforming Changes Related to Term SOFR Rate. With respect to the Term SOFR Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document; provided that, with respect to any such amendment effected, the Agent shall provide notice to the Borrowers and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

(f)          Section 2.2 is hereby amended by adding a new subclause (i) as follows:

“(i)
Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender, nor any of their participants, is required actually to acquire SOFR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the Term SOFR Rate.  The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the Term SOFR Rate by acquiring SOFR deposits for each Interest Period in the amount of the Term SOFR Rate Loans.”

(g)          Section 3.2(a) of the Loan Agreement is hereby amended by deleting “Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans” and inserting in is place and stead “Applicable Margin plus the SOFR Adjustment for Revolving Advances consisting of Term SOFR Rate Loans”.

(h)          Section 3.7(c) is hereby amended by deleting “or the London interbank LIBOR market”.

(i)          Section 3.8 of the Loan Agreement is hereby amended in its entirety to provide as follows:

3.8          Alternate Rate of Interest.

3.8.1	Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)	reasonable means do not exist for ascertaining the Term SOFR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)
Dollar deposits in the relevant amount and for the relevant maturity are not available with respect to an outstanding Term SOFR Rate Loan, a proposed Term SOFR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Term SOFR Rate Loan; or

(c)
the making, maintenance or funding of any Term SOFR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)
the Term SOFR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Term SOFR Rate Loan and such Lender has provided notice of such determination to Agent;

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination.  If such notice is given prior to a Benchmark Replacement Date, (i) any such requested Term SOFR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Term SOFR Rate Loan, (ii) any Domestic Rate Loan or Term SOFR Rate Loan which was to have been converted to an affected type of Term SOFR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Term SOFR Rate Loan, and (iii) any outstanding affected Term SOFR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Term SOFR Rate Loan, shall be converted into an unaffected type of Term SOFR Rate Loan, on the last Business Day of the then current Interest Period for such affected Term SOFR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Term SOFR Rate Loan).  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Term SOFR Rate Loan or maintain outstanding affected Term SOFR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Term SOFR Rate Loan into an affected type of Term SOFR Rate Loan.

3.8.2          Benchmark Replacement Setting.

(a)
Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section 3.8.2, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)
Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent may make Conforming Changes from time to time and, notwithstanding anything to  the contrary herein or in the Other Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(c)
Notices; Standards for Decisions and Determinations.  The Agent will promptly notify the Borrowing Agent and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Agent will notify the Borrowing Agent of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding  absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document except, in each case, as expressly required pursuant to this Section 3.8.2.

(d)
Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any of the Other Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not (or is no longer) subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)
Benchmark Unavailability Period.  Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for an Advance bearing interest based on the Term SOFR Rate, conversion to or continuation of Advances bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Domestic Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(i)	Section 3.12 is hereby amended in its entirety to provide “Intentionally Omitted”.

(j)	Section 6.5 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“6.5.          Financial Covenants.

(a)
Fixed Charge Coverage Ratio.  Cause to be maintained as of the end of each fiscal quarter, (i) beginning with the fiscal quarter ended March 31, 2018, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, (ii) commencing with the fiscal quarter ended June 30, 2018, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, (iii) for the fiscal quarter ended June 30, 2022, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, (iv) for the fiscal quarter ended September 30, 2022, a Fixed Charge Coverage Ratio of not less than 1.01 to 1.0, (v) for the fiscal quarter ended December 31, 2022, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0, and (vi) commencing with the fiscal quarter ended March 31, 2023 and thereafter, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, in each case, measured on a rolling four (4) quarter basis.

(b)
Total Leverage Ratio.  Maintain as of end of each fiscal quarter, (i) beginning with the fiscal quarter ended March 31, 2018, a Total Leverage Ratio of not greater than 2.5 to 1.0, (ii) commencing with the fiscal quarter ended June 30, 2018, a Total Leverage Ratio of not greater than 3.0 to 1.0, (iii) for the fiscal quarter ended September 30, 2022, a Total Leverage Ratio of not greater than 3.25 to 1.0, and (iv) commencing with the fiscal quarter ended December 31, 2022 and thereafter, a Total Leverage Ratio of not greater than 3.0 to 1.0, in each case, measured on a rolling four (4) quarter basis.

4.           Conditions to Effectiveness.  The effectiveness of this Fourth Amendment is subject to the fulfillment of each of the following conditions precedent (the date such conditions are fulfilled or are waived by Agent is hereinafter referred to as the “Fourth Amendment Effective Date”):

(a)          Representations and Warranties; No Event of Default.  The following statements shall be true and correct: (i) the representations and warranties contained in this Fourth Amendment, ARTICLE V of the Loan Agreement and in each Other Document, certificate, or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Fourth Amendment Effective Date are true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of the Fourth Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Fourth Amendment Effective Date or would result from the Fourth Amendment becoming effective in accordance with its terms.

(b)          Execution of Amendment.  Agent and the Lenders shall have executed this Fourth Amendment and shall have received a counterpart to this Fourth Amendment, duly executed by each Loan Party.

(c)          Payment of Fees.  Borrowers shall have paid, on or before the Fourth Amendment Effective Date, (i) the amounts set forth in the Fourth Amendment Fee Letter, and (ii) all fees and invoiced costs and expenses (to the extent invoiced at least two (2) Business Days prior to the Fourth Amendment Effective Date) then payable by Borrowers pursuant to the Loan Documents, including, without limitation, Section 16.9 of the Loan Agreement.  All fees under this Section 4(c) shall be fully earned and payable as of the Fourth Amendment Effective Date, and may be charged by Agent to the U.S. Borrower’s Account.

(d)          Secretary’s Certificate and Authorizing Resolutions.  Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the date of this Fourth Amendment which shall certify (i) copies of resolutions of such Loan Party, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) the execution, delivery and performance of this Fourth Amendment and each Other Document executed in connection with this Fourth Amendment to which such Loan Party is a party, and (y) the reaffirmation of the grant by such Loan Party of the security interests in and liens upon the Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Fourth Amendment and such Other Documents, (iii) that the copies of the Organizational Documents delivered to Agent on the Third Amendment Effective Date remain true, correct and complete as of the date of this Amendment (or, to the extent amended after the Third Amendment Effective Date, attaching true, correct and complete copies of such amended Organizational Documents), and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization dated not more than thirty (30) days prior to the date of this Fourth Amendment, issued by the Secretary of State or other appropriate official of each such jurisdiction.

5.           Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)          Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Fourth Amendment, and to consummate the transactions contemplated hereby and by the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)         Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Fourth Amendment, and the performance of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Organizational Documents or any Applicable Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)         Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance of this Fourth Amendment by the Loan Parties, and the performance of the Loan Agreement, as amended hereby.

(d)         Enforceability of this Fourth Amendment.  This Fourth Amendment and the Loan Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e)          Representations and Warranties; No Event of Default.  The statements in Section 4(a) of this Fourth Amendment are true and correct.

6.          Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Loan Agreement and the Other Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent and the Lenders’ rights, interests, security and/or remedies under the Loan Agreement and the Other Documents.  Accordingly, for and in consideration of the agreements contained in this Fourth Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Fourth Amendment Effective Date directly arising out of, connected with or related to this Fourth Amendment, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or the agreements of Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of Advances, or the management of such Advances or the Collateral.

7.           No Novation; Reaffirmation and Confirmation.

(a)          This Fourth Amendment does not extinguish the obligations for the payment of money outstanding under the Loan Agreement or discharge or release the lien or priority of any mortgage, security agreement, pledge agreement or any other security therefore.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Fourth Amendment shall be construed as a release or other discharge of the Loan Parties under the Loan Agreement, or the Other Documents, as amended hereby, from any of its obligations and liabilities as “Borrowers” thereunder.

(b)          Each Borrower hereby (i) acknowledge and reaffirm its obligations as set forth in each Loan Document, as amended hereby, (ii) agrees to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in each Loan Document, as amended hereby, which remain in full force and effect, and (iii) confirms, ratifies and reaffirms that the security interest granted to Agent, for the benefit of Agent and the Lenders, pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt payment and performance of the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority security interest (subject to Permitted Liens) in favor of Agent, for the benefit of Agent and the Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this Fourth Amendment.

8.           Miscellaneous.

(a)          Continued Effectiveness of the Loan Agreement and the Other Documents.  Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Fourth Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Fourth Amendment and (ii) all references in the Other Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Fourth Amendment.  To the extent that the Loan Agreement or any Other Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Fourth Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders under the Loan Agreement or any Other Document, nor constitute an amendment of any provision of the Loan Agreement or any Other Document.

(b)         Counterparts.  This Fourth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Fourth Amendment by fax or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Fourth Amendment.  Original signature pages shall promptly be provided to Agent.

(c)          Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Fourth Amendment for any other purpose.

(d)          Costs and Expenses.  Borrowers agree to pay on demand all fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Fourth Amendment.

(e)          Fourth Amendment as Other Document.  Each Loan Party hereby acknowledges and agrees that this Fourth Amendment constitutes an “Other Document” under the Loan Agreement.  Accordingly, it shall be an Event of Default under the Loan Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Fourth Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Fourth Amendment (subject to any applicable notice or grace periods under the Loan Agreement).

(f)          Severability.  Any provision of this Fourth Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)          Governing Law.  This Fourth Amendment shall be governed by and construed in accordance with, the laws of the State of New York.

(h)       Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS FOURTH AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

US BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	President and Chief Executive Officer

CANADIAN BORROWERS:

D & V ELECTRONICS LTD.

By:	/s/ William Hardy
Name:	William Hardy
Title:	Chief Executive Officer

DIXIE ELECTRIC LTD.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

DIXIE ELECTRIC INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Albert Sarkis
Name:	Albert Sarkis
Title:	Senior Vice President

WEBSTER BUSINESS CREDIT CORPORATION

By:	/s/ Christopher Magnante
Name:	Christopher Magnante
Title:	Senior Vice President

BANK HAPOALIM B.M.

By:	/s/ Thomas J. Vigna
Name:	Thomas J. Vigna
Title:	SVP

By:	/s/ Michael Gorman III
Name:	Michael Gorman III
Title:	FVP

CATHAY BANK

By:	/s/ James Campbell
Name:	James Campbell
Title:	First Vice President

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Frank Mancini
Name:	Frank Mancini
Title:	First Vice President

By:	/s/ Eric Serenkin
Name:	Eric Serenkin
Title:	SVP